EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1)	Registration Statement (Form S-8 Nos. 333-126404, 333-124610, 333-124572, 333-118340, 333-114688, 333-92086, 333-92088, 333-92090, 333-85387, 333-32412, 333-44148, 333-52258, 333-57860, 333-57862, 333-57864, and 333-75770) of Juniper Networks, Inc.;

2)	Registration Statement (Form S-3 Nos. 333-44116, 333-52260, 333-75758, 333-106889, and 333-110714), of Juniper Networks, Inc.;
of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc., Juniper Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Juniper Networks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
San Jose, California
March 3, 2006